[Opinion of Boutin Jones Inc.]

August 15, 2016
Molina Healthcare, Inc.
200 Oceangate, Suite 100
Long Beach, CA 90802
Re:    Molina Healthcare, Inc.
Registration Statement on Form S-4
Ladies and Gentlemen:
Description of Representation
We have acted as counsel to Molina Healthcare, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company and the Guarantors (as defined below) with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), relating to the registration by the Company of $700,000,000 aggregate principal amount of its 5.375% Senior Notes due 2022 (the “Exchange Notes”) and the guarantees thereof (the “Exchange Guarantees”) by each of the Company’s subsidiaries listed on Schedule I (the “Covered Guarantors”) and Schedule II hereto (the “Other Guarantors” and, together with the Covered Guarantors, the “Guarantors”) to be offered in exchange for up to an equal aggregate principal amount of the Company’s outstanding 5.375% Senior Notes due 2022 (“Original Notes”) and the guarantees thereof by the Guarantors. The Exchange Notes and the Exchange Guarantees will be issued in accordance with the terms of the Indenture, dated as of November 10, 2015 (the “Original Indenture”), by and among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 16, 2016 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), by and among the Company, the guarantors named therein and the Trustee.
Materials Examined
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Covered Guarantors and others as to factual matters without having independently verified such factual matters.
Opinions
Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, as of the date hereof, when the Exchange Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company in

Molina Healthcare, Inc.
August 15, 2016

exchange for the Original Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Indenture:
1.The Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with its terms; and
2.The Exchange Guarantees will be legally valid and binding obligations of the Guarantors, enforceable against each of them in accordance with their respective terms.
Certain Assumptions, Limitations and Qualifications
The opinions herein are subject to the following assumptions, limitations and qualifications:
1.    We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.
2.    We express no opinion as to the laws of any jurisdiction other than the internal laws of the State of California and State of New York, the General Corporation Law and the Limited Liability Company Act of the State of Delaware and the federal laws of the United States of America, as such are in effect on the date hereof. Various matters concerning the laws of other jurisdictions identified on Schedule III hereto are addressed in the opinion letter of the respective law firm identified opposite the name of each such jurisdiction on Schedule III hereto (collectively, the “Local Counsel Opinions”). We express no opinion with respect to those matters herein and, to the extent elements of the Local Counsel Opinions are necessary to the conclusions expressed herein, we have assumed such matters.
3.    We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration, whether considered in a proceeding in equity or at law.
4.    With your consent, we have assumed that (i) the Indenture, the Exchange Notes and the Exchange Guarantees (collectively, the “Operative Documents”) have been duly authorized, executed and delivered, as applicable, by each of the parties thereto (other than the Company and each of the Covered Guarantors) under the laws of their respective jurisdictions of organization, and (ii) the Operative Documents constitute legally valid and binding obligations of

Molina Healthcare, Inc.
August 15, 2016

each of the parties thereto (other than the Company and each of the Guarantors), enforceable against each of them in accordance with their respective terms.
5.    We do not assume any obligation to update or supplement our opinions expressed herein to reflect any fact or circumstance subsequently arising or change in law subsequently occurring. Our opinions are limited to the matters expressly stated herein; no further opinion is implied or may be inferred beyond such matters.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name in the prospectus included in the Registration Statement under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
Very truly yours,

/s/ BOUTIN JONES INC.

SCHEDULE I

COVERED GUARANTORS

Entity	Jurisdiction of Organization
AmericanWork, Inc.	Delaware
College Community Services	California
Molina Information Systems, LLC	California
Molina Medical Management, Inc.	California
Molina Pathways, LLC	Delaware
Pathways Community Services LLC	Delaware
Pathways Health and Community Support LLC	Delaware
Pathways of Idaho LLC	Delaware
Pathways of Massachusetts LLC	Delaware

SCHEDULE II

OTHER GUARANTORS

Entity	Jurisdiction of Organization
Camelot Care Centers, Inc.	Illinois
Children’s Behavioral Health, Inc.	Pennsylvania
Family Preservation Services, Inc.	Virginia
Family Preservation Services of Florida, Inc.	Florida
Family Preservation Services of North Carolina, Inc.	North Carolina
Pathways Community Services LLC	Pennsylvania
Pathways of Arizona, Inc.	Arizona
Pathways of Maine, Inc.	Maine
The Redco Group, Inc.	Pennsylvania

SCHEDULE III

LAWS OF OTHER JURISDICTIONS AND LOCAL COUNSEL OPINIONS

Jurisdiction(s)	Law Firm	Exhibit No. to Registration Statement
Illinois	Sheppard, Mullin, Richter & Hampton LLP	5.2
Virginia	Sheppard, Mullin, Richter & Hampton LLP	5.3
Arizona	Dickson Wright PLLC	5.4
Florida	Dickson Wright PLLC	5.5
Pennsylvania	Cozen O’Connor	5.6
Maine	Bernstein, Shur, Sawyer & Nelson, P.A.	5.7
North Carolina	Nelson Mullins Riley & Scarborough, LLP	5.8